SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 22, 2015 (April 20, 2015)

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1623 Buckeye Drive

Milpitas, California

95035

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 20, 2015, Integrated Silicon Solution, Inc. (the “Company”) entered into an Equipment Lease Agreement (the “Company Lease Agreement”) with Powerchip Technology Corporation (“Powerchip”). In addition, Integrated Circuit Solution, Inc., a subsidiary of the Company (“ICSI”), contemporaneously entered into an Equipment Lease Agreement with Powerchip, on substantially similar terms (the “ICSI Lease Agreement” and together with the Company Lease Agreement, the “Lease Agreements”). Under the Lease Agreements, the Company and ICSI will purchase and then lease up to an aggregate of $73.5 million in semiconductor manufacturing equipment to Powerchip whereby Powerchip will acquire ownership of the equipment at the end of the lease period, and each of the Company and ICSI will obtain access to certain manufacturing capacity and technology at Powerchip.

The Lease Agreements provide for a term of approximately six years, each ending December 31, 2021. Beginning in 2019 and continuing through 2021, Powerchip will make quarterly payments to each of ICSI and the Company in an aggregate amount of approximately $82.1 million (the “Quarterly Payments”). Until such time as all Quarterly Payments have been made, the Company and ICSI shall own, and continue to own, all equipment subject to the Lease Agreements.

In addition to making the Quarterly Payments, Powerchip shall provide the Company and ICSI with manufacturing capacity to produce a specified number of wafers each month beginning in 2015 through 2021. The Company and ICSI each have an option to renew such manufacturing arrangement for an additional three years.

The Company plans to file the Lease Agreements as exhibits to its Quarterly Report on Form 10-Q for the period ended March 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: April 22, 2015	/s/ JOHN M. COBB
John M. Cobb
Vice President and Chief Financial Officer